Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Rimini Street, Inc. (“we,” “us,” and “our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); our common stock, our public units and our warrants.

GENERAL

The following is a summary of the rights of our securities and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed as exhibits to our Annual Report on Form 10-K of which this Exhibit is a part, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the DGCL for additional information.

We are a Delaware corporation. Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share. As of March 1, 2021, we had issued and outstanding ____________ shares of common stock. In accordance with a certificate of designations filed on July 19, 2018 (the “CoD”), a copy of which has been field as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part, we have designated up to 180,000 shares of preferred stock as 13.00% Series A Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”). As of March 1, 2021, we had issued and outstanding 146,104 shares of Series A Preferred Stock that are currently convertible into 14,610,400 shares of our common stock.

COMMON STOCK

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of shares of our common stock are entitled to cast one vote for each share held on all matters submitted to a vote of our stockholders. Holders of shares of our common stock have no cumulative voting rights with respect to the election of directors. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and, if any, the participating preferred stock outstanding at that time, after prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences on shares of our Series A Preferred Stock in accordance with the CoD and the liquidation preferences, if any, on any other outstanding series of preferred stock.

Exchange Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “RMNI.”

PUBLIC WARRANTS

Background

Our public warrants were originally issued on May 26, 2015, as part of an initial public offering of GP Investments Acquisition Corp. (“GPIA”), a publicly-held special purpose acquisition company incorporated in the Cayman Islands and formed for the purpose of effecting a business combination with one or more businesses. In May 2017, our predecessor, Rimini Street, Inc., a Nevada corporation incorporated in September 2005 (“RSI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GPIA. The Merger Agreement was approved by the respective shareholders of RSI and GPIA in October 2017, and closing occurred on October 10, 2017, resulting in (i) the merger of a wholly-owned subsidiary of GPIA with and into RSI, with RSI as the surviving corporation, after which (ii) RSI merged with and into GPIA, with GPIA as the surviving corporation. Prior to the consummation of the mergers, GPIA domesticated as a Delaware corporation (the “Delaware Domestication”). Immediately after the Delaware Domestication and the consummation of the second merger, GPIA was renamed “Rimini Street, Inc.” (referred to herein as “we,” “us,” and “our,” as distinguished from RSI with the same legal name).

As a result of the transactions consummated by the Merger Agreement, the public warrants are currently exercisable for 8,625,000 shares of our common stock.

Exercise Price; Expiration

Each public warrant entitles the holder to the right to purchase one share of our common stock at an exercise price of $11.50 per share. The public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will expire on October 10, 2022 or earlier upon redemption or liquidation.

Redemption Rights

We may elect to redeem the public warrants, in whole or in part, at a price of $0.01 per public warrant if (i) we provide 30 days’ prior written notice to the holders, and (ii) the last sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the public warrant holders. Upon issuance of a redemption notice by us, the public warrant holders have a period of 30 days to exercise for cash, or on a cashless basis.

Rights as a Stockholder

Unless a holder of our public warrants is also the holder of shares of our common stock, the holder of a public warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the public warrant.

Market Information

Our public warrants are presently quoted on the OTC Pink Current Information Marketplace (“OTC Pink”) under the symbol “RMNIW.”

PUBLIC UNITS

Background

Our public units were initially issued on May 26, 2015 as part of GPIA’s initial public offering, and, as a result of the transactions consummated by the Merger Agreement, each public unit consists of one share of our common stock and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one share of our common stock at a price of $11.50 per share.

As of March 1, 2021, ____ public units were outstanding. Holders of public units must elect to separate the underlying shares of our common stock and public warrants prior to exercising their public warrants. If holders hold their public units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the public units into the underlying shares of common stock and public warrants, or if a holder holds public units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, our transfer agent, directly and instruct them to do so.

Rights as a Stockholder

Holders of our public units are entitled to cast one vote for each underlying share of our common stock held on all matters submitted to a vote of our stockholders and otherwise have the same rights and privileges as the holders of our common stock. No additional rights are conferred on the holders of our public units by virtue of the one-half of one public warrant underlying the public units, including any voting rights, until the holder exercises the public warrant.

Market Information

Our public units are presently quoted on the OTC Pink under the symbol “RMNIU.”

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock. Our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Series A Preferred Stock. Certain holders of our Series A Preferred Stock and common stock, acting together, have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other stockholders may view as beneficial.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock are not able to amend the amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with the amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer, our president or our secretary. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum. Our amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) any action asserting a claim pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. Such exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Exchange Act.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” (in each case as defined below) for a period of three years following the date the person became an interested stockholder unless:

•prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock and public units and the warrant agent for our public warrants is Continental Stock Transfer & Trust Company, which is located at 1 State Street Plaza, 30th Floor, New York, New York 10004, e-mail: cstmail@continentalstock.com.

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